Exhibit 99.1

FOR IMMEDIATE RELEASE

Friedman Industries, Incorporated Announces Third Quarter Results

LONGVIEW, Texas, February 7, 2025 (Globe Newswire) -- Friedman Industries, Incorporated (NYSE American: FRD) announced today its results of operations for the third fiscal quarter ended December 31, 2024.

December 31, 2024 Quarter Highlights:

●	Sales of approximately $94.1 million
●	Working capital balance at quarter-end of approximately $107 million
●	Operating cash flow of approximately $2.7 million during the quarter
●	Debt reduced 9% during the quarter
●	Quarter-end sales backlog volume 11% higher compared to prior year

“We continued to experience challenging conditions during the third fiscal quarter,” said Michael Taylor, President and Chief Executive Officer. “Our margins were adversely affected by continued industry-wide pricing pressure and sales volume was dampened by political uncertainty and the holidays. On an encouraging note, our sales order activity surged following the presidential election and our latest commercial initiatives. We have seen continued strength in new order activity. At quarter-end, our sales backlog volume was 11% higher year over year. I remain confident in the long-term outlook for our industry, and I believe Friedman is well-positioned for success,” Taylor concluded.

For the quarter ended December 31, 2024 (the “2024 quarter”), the Company recorded a net loss of approximately $1.2 million ($0.17 diluted loss per share) on sales of approximately $94.1 million compared to net earnings of approximately $1.2 million ($0.16 diluted earnings per share) on sales of approximately $116.0 million for the quarter ended December 31, 2023 (the “2023 quarter”).

The table below provides our unaudited statements of operations for the three- and nine-month periods ended December 31, 2024 and 2023:

SUMMARY OF OPERATIONS (unaudited)
(In thousands, except for per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2024	2023	2024	2023

Net Sales	$94,074	$115,973	$315,384	$384,019

Cost and expenses:
Cost of materials sold (excludes items shown separately below)	78,509	91,972	263,165	309,157
Processing and warehousing expense	7,472	7,370	24,030	22,678
Delivery expense	4,941	5,469	16,373	17,435
Selling, general and administrative expense	3,887	4,235	12,333	14,902
Depreciation and amortization	827	754	2,445	2,262
	95,636	109,800	318,346	366,434

Gain on disposal of property, plant and equipment	375	-	153	-

Earnings (loss) from operations	(1,187)	6,173	(2,809)	17,585

Gain (loss) on economic hedges of risk	264	(4,126)	5,833	706
Interest expense	(632)	(790)	(2,182)	(2,135)
Other income	3	1	3	17

Earnings (loss) before income taxes	(1,552)	1,258	845	16,173

Income tax expense (benefit)	(400)	74	105	3,786

Net earnings (loss)	$(1,152)	$1,184	$740	$12,387

Net earnings (loss) per share:
Basic	$(0.17)	$0.16	$0.11	$1.69
Diluted	$(0.17)	$0.16	$0.11	$1.69

The table below provides summarized unaudited balance sheets as of December 31, 2024 and March 31, 2024:

SUMMARIZED BALANCE SHEETS (unaudited)
(In thousands)

	December 31, 2024	March 31, 2024
ASSETS:
Current Assets	149,286	170,064
Noncurrent Assets	60,966	59,955
Total Assets	210,252	230,019

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities	42,276	54,107
Noncurrent Liabilities	40,647	48,437
Total Liabilities	82,923	102,544

Total Stockholders' Equity	127,329	127,475

Total Liabilities and Stockholders' Equity	210,252	230,019

FLAT-ROLL SEGMENT OPERATIONS

Flat-roll product segment sales for the 2024 quarter totaled approximately $86.1 million compared to approximately $106.4 million for the 2023 quarter. The flat-roll segment had sales volume of approximately 105,000 tons from inventory and another 18,000 tons of toll processing for the 2024 quarter compared to approximately 110,000 tons from inventory and 22,000 tons of toll processing for the 2023 quarter. The average per ton selling price of flat-roll segment inventory decreased from approximately $960 per ton in the 2023 quarter to approximately $813 per ton in the 2024 quarter.  Flat-roll segment operations recorded operating profits of approximately $1.3 million and $8.7 million for the 2024 quarter and 2023 quarter, respectively.

TUBULAR SEGMENT OPERATIONS

Tubular product segment sales for the 2024 quarter totaled approximately $7.9 million compared to approximately $9.5 million for the 2023 quarter. Sales volume for both the 2024 quarter and the 2023 quarter was approximately 8,000 tons. The average per ton selling price decreased from approximately $1,164 per ton in the 2023 quarter to approximately $1,013 per ton in the 2024 quarter. The tubular segment recorded operating losses of approximately $0.2 million and $0.1 million for the 2024 quarter and 2023 quarter, respectively.

HEDGING ACTIVITIES

We utilize hot-rolled coil (“HRC”) futures to manage price risk on unsold inventory and longer-term fixed price sales agreements. We typically account for our hedging activities under mark-to-market (“MTM”) accounting treatment and all hedging decisions are intended to protect the value of our inventory and produce more consistent financial results over price cycles. With MTM accounting treatment it is possible that hedging related gains or losses might be recognized in a different period than the corresponding improvement or contraction in our physical margins. For the 2024 quarter, we recognized a gain on hedging activities of approximately $0.3 million. The Company’s hedging activities were limited during the quarter due to a lack of price volatility.

OUTLOOK

The Company expects sales volume for the fourth quarter of fiscal 2025 to be higher than the third quarter volume due to stronger order activity and the impact of holidays on third quarter volume. HRC prices were stable at the start of the fourth quarter but began to increase at the time of this release. Most industry participants anticipate prices to increase further during the second half of the quarter. The Company expects fourth quarter sales margins to improve compared to the third quarter.

“Friedman remains in a strong financial position and ready to capitalize on both short-term and long-term opportunities” Taylor said. “I see favorable long-term demand for the industry and our products and believe we have a team uniquely qualified to recognize Friedman’s fullest potential.”

ABOUT FRIEDMAN INDUSTRIES

Friedman Industries, Incorporated (“Company”), headquartered in Longview, Texas, is a manufacturer and processor of steel products with operating plants in Hickman, Arkansas; Decatur, Alabama; East Chicago, Indiana; Granite City, Illinois; Sinton, Texas and Lone Star, Texas. The Company has two reportable segments: flat-roll products and tubular products. The flat-roll product segment consists of the operations in Hickman, Decatur, East Chicago, Granite City and Sinton where the Company processes hot-rolled steel coils. The Hickman, East Chicago and Granite City facilities operate temper mills and corrective leveling cut-to-length lines. The Sinton and Decatur facilities operate stretcher leveler cut-to-length lines. The tubular product segment consists of the operations in Lone Star where the Company manufactures electric resistance welded pipe and distributes pipe through its Texas Tubular Products division.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and such statements involve risk and uncertainty. Forward-looking statements include those preceded by, followed by or including the words “will,” “expect,” “intended,” “anticipated,” “believe,” “project,” “forecast,” “propose,” “plan,” “estimate,” “enable,” and similar expressions, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, future production capacity and product quality.  These forward-looking statements may include, but are not limited to, everything under the header “Outlook” above, including sales volumes, margins, hedging results, and potential price increases, expectations as to financial results during the Company’s upcoming fiscal quarters, future changes in the Company’s financial condition or results of operations, future production capacity, product quality and proposed expansion plans. Forward-looking statements may be made by management orally or in writing including, but not limited to, this news release.

Forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Although forward-looking statements reflect our current beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, changes in the demand for and prices of the Company’s products, changes in government policy regarding steel, changes in the demand for steel and steel products in general and the Company’s success in executing its internal operating plans, changes in and availability of raw materials, our ability to satisfy our take or pay obligations under certain supply agreements, unplanned shutdowns of our production facilities due to equipment failures or other issues, increased competition from alternative materials and risks concerning innovation, new technologies, products and increasing customer requirements. Accordingly, undue reliance should not be placed on our forward-looking statements. Such risks and uncertainty are also addressed in our Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Company’s Annual Report on Form 10-K and its other Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

For further information, please refer to the Company's Form 10-Q as filed with the SEC on February 7, 2025 or contact Alex LaRue, Chief Financial Officer – Secretary and Treasurer, at (903)758-3431.